EXHIBIT 99.1

iBio Acquires FastPharming Manufacturing Facility®

- Takes Sole Ownership of CDMO Subsidiary & U.S. Manufacturing Rights -

- Reduces Carrying Costs by Approximately 67% -

BRYAN, Texas, Nov. 3, 2021 (GLOBE NEWSWIRE) -- iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), a developer of next-generation biopharmaceuticals and pioneer of the sustainable, plant-based  FastPharming System, today announced it has purchased the manufacturing facility it previously operated under a lease from two affiliates of Eastern Capital Limited (the “Eastern Affiliates”). The Company also acquired the approximate 30% equity interest in iBio CDMO, LLC. (the “CDMO”) held by the Eastern Affiliates. As a result, the subsidiary and its intellectual property are now wholly-owned by iBio.

“We are very pleased to now have full control of our facility, as well as the CDMO entity which holds the exclusive rights to manufacture using the FastPharming System in the United States,” said Tom Isett, Chairman & CEO of iBio. “In addition to immediately reducing our facility carrying costs by approximately 67%, this transaction should provide us with even greater strategic and operational flexibility to continue rapidly growing our team in Texas, as well as driving further adoption of FastPharming as the green alternative to traditional mammalian cell culture bioproduction around the globe.”

The 130,000 square foot Bryan, TX, facility is subject to a ground lease with Texas A&M University. As part of the transaction, the CDMO becomes the ground lease tenant until 2060 upon exercise of available extensions.

Before fees and settlement costs, the cost of the transaction was $28,750,000, comprised of $28,000,000 in cash plus warrants to purchase 1,000,000 shares of iBio common stock. iBio issued additional warrants to purchase 289,581 shares of common stock to pay for the final rent due. The total warrants to purchase 1,289,581 shares of common stock are immediately exercisable, will expire on October 10, 2026, and have an exercise price of $1.33 per share.

iBio provided approximately $6,000,000 in capital to fund the purchase. To fund the remaining cash portion of the transaction, iBio entered into a $22,375,000 Senior Secured Term Loan with Woodforest National Bank. The loan bears interest at 3.25% and matures in two years, providing iBio with the flexibility to explore potential longer-term financing options for its FastPharming Facility, including, but not limited to, a potential sale-leaseback transaction. Taking into account these potential financing options, combined with the facility carrying cost savings expected to be achieved through this transaction, the Company continues to believe that its current cash position is sufficient to fund its operations through the first calendar quarter of 2023.

About iBio, Inc.

iBio is a developer of next-generation biopharmaceuticals and a pioneer in sustainable, plant-based biologics manufacturing. Its FastPharming System® combines vertical farming, automated hydroponics, and novel glycosylation technologies to rapidly deliver high-quality monoclonal antibodies, antigens, and other proteins. iBio is developing proprietary biopharmaceuticals for the treatment of cancers, as well as fibrotic and infectious diseases. The Company’s wholly-owned subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services along with Glycaneering Development Services™ for advanced recombinant protein design. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the transaction providing the Company with even greater strategic and operational flexibility to continue rapidly growing its team in Texas, as well as driving further adoption of FastPharming as the green alternative to traditional mammalian cell culture bioproduction around the globe, potential longer-term financing options for the Company’s FastPharming Facility, including, but not limited to, a potential sale-leaseback transaction, carrying cost savings expected to be achieved through the transaction, and the Company’s current cash position being sufficient to fund its operations through the first calendar quarter of 2023. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to obtain longer-term financing options for its FastPharming Facility and other opportunities for FastPharming, ability to achieve carrying cost savings and to fund operations with its current cash position through the first calendar quarter of 2023, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities and whether the Company will incur unforeseen expenses or liabilities or other market factors, successful compliance with governmental regulations applicable to its manufacturing facilities, competition, its ability to retain its key employees or maintain its NYSE American listing, its ability to increase its authorized shares, and the other factors discussed in the Company’s filings with the SEC including the Company’s Annual Report on Form 10-K for the year ended June 30, 2021 and the Company’s subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com